Exhibit (b)(iii)

Execution Version

March 22, 2022

Citibank, N.A. – ADR Department

388 Greenwich Street

New York, NY 10013

Attn: Susanna Ansala

Re: Program ADSs (CUSIP No.: 35655L 107)

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of August 11, 2020, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Freeline Therapeutics Holdings plc, a public limited company incorporated under the laws of England and Wales, and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company has, upon the terms set forth in that certain Purchase Agreement, dated as of March 18, 2022 (the “Purchase Agreement”), between the Company and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”), (i) agreed to issue and sell to LPC, and LPC has agreed to purchase, in each case following delivery, by the Company, of a Regular Purchase Notice or Accelerated Purchase Notice (as each term is defined in the Purchase Agreement) to LPC, ADSs (the “Program Shares”) having an aggregate offering price of up to U.S.$35,000,000, and (ii) issue $962,500 of ADSs to LPC as commitment shares under the Purchase Agreement (collectively, the “Purchase Offer”). The Purchase Offer of Program ADSs (as defined below) to the LPC will be made pursuant to a shelf registration statement on Form F-3 (File No. 333-259444) (the “Registration Statement”) filed on September 10, 2021, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, which was declared effective on or prior to the date hereof by the Securities and Exchange Commission, which Registration Statement includes (i) a base prospectus, relating to certain securities to be offered from time to time by the Company and (ii) a prospectus supplement to the base prospectus (the “Prospectus Supplement”), specifically relating to the resale from time to time of Program Shares in the form of ADSs (the “Program ADSs”) (which Prospectus Supplement shall have been filed prior to the first issuance of Program ADSs hereunder), each Program ADS representing one (1) Program Share, by LPC.

Following the deposit from time to time of Program Shares by, or on behalf of, the Company in accordance with the Deposit Agreement and as contemplated herein and in the Purchase Agreement, each Program ADS will be issuable at the instruction, and deliverable at the direction, of LPC and the Company in accordance with the terms and conditions set forth herein.

This letter agreement (this “Letter Agreement”) will confirm our understanding and agreement as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that the Program Shares underlying the Program ADSs may be deposited by, or on behalf of, the Company with the Custodian under the Deposit Agreement upon delivery, to the Custodian and the Depositary, of a Program Issuance and Delivery Instruction substantially in the form annexed hereto as Exhibit A (a “Program Issuance and Delivery Instruction”), in accordance with the terms hereof and thereof. The Company hereby confirms that at the time of delivery to the Custodian (x) the Program Shares to be deposited with the Custodian (i) will have been duly authorized and will be validly issued, fully paid, and non-assessable and therefore not subject to any call for the payment of further capital, (ii) will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued to, and deposited with, the Custodian and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of UK stamp duty or UK stamp duty reserve tax (“SDRT”), and (y) there will be no pre-emptive rights (and any similar rights) with respect to the Program Shares to be deposited with the Custodian that have not been waived, disapplied or exercised or otherwise lapsed.

2.                  Issuance and Delivery of Program ADSs. The Company hereby instructs the Depositary to issue and deliver Program ADSs against the deposit of Program Shares by, or on behalf of, the Company subject to compliance with the terms and conditions of the Deposit Agreement and this Letter Agreement, including without limitation, the receipt by the Custodian or on behalf of the Depositary of the applicable Program Shares and the receipt, by the Depositary, of the corresponding fees. The Depositary hereby agrees to issue Program ADSs to LPC representing the right to receive such Program Shares in accordance with the Deposit Agreement upon receipt of (i) the opinions and certificates referred to in Section 4 of this Letter Agreement at each of the times of delivery set forth in Section 4 of this Letter Agreement, (ii) confirmation of deposit of the applicable Program Shares by, or on behalf of, the Company, (iii) the corresponding fees referred to in Section 6 of this Letter Agreement, and (iv) a Program Issuance and Delivery Instruction.

3.                  Representations and Warranties. The Company hereby represents and warrants to the Depositary that (i) the terms of the Purchase Agreement provide that the Program Shares, when issued and delivered against payment therefor, may be freely deposited by the Company with the Custodian against issuance by the Depositary of the Program ADSs, will be freely issuable to, and freely transferable by, LPC, and there are no legal restrictions on subsequent transfers of the Program ADSs under the laws of England and Wales or the United States (except as described in the Registration Statement and the Prospectus (as defined in the Purchase Agreement) under “Description of Share Capital and Articles of Association” and “Description of American Depositary Shares”), (ii) it will cause the Program Shares underlying the Program ADSs deliverable upon the Company’s delivery, to the Custodian and Depositary, of a Program Issuance and Delivery Instruction to be deposited with the Custodian or on behalf of the Depositary and shall authorize and instruct, together with LPC, the Depositary to issue the Program ADSs in accordance with the Deposit Agreement, the terms of this Letter Agreement and the Program Issuance and Delivery Instruction so delivered, and (iii) no UK stamp duty (including any SDRT) are applicable to, or payable in connection with, the initial issuance of the Program Shares by the Company or the initial deposit of the Program Shares by, or on behalf of, the Company, with the Custodian or on behalf of the Depositary, in each case, against the issuance and delivery of Program ADSs from time to time as contemplated in this Letter Agreement.

4.                  Opinions and Certificates. In furtherance of the foregoing, the Company shall (i) at the time of execution of this Letter Agreement, provide the Depositary with: (x) an opinion of its English counsel (its “English Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, (a) the Company has been incorporated and registered in England and Wales, and (b) the Company has the requisite legal authority to enter into and perform its obligations under this Letter Agreement, the execution and performance of this Letter Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Letter Agreement has been duly executed by the Company, which execution and performance does not and will not result in any violation by the Company of any term of its articles of association (the “Articles”) or of any law or regulation having the force of law in England and applicable to companies generally; (y) an opinion of its U.S. counsel (its “U.S. Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications (a) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (b) the conformity of the Registration Statement and the Prospectus (as defined in the Purchase Agreement) to the requirements of the Securities Act in all material respects and (z) a certificate signed by the corporate secretary of the Company certifying that this Letter Agreement has been executed and unconditionally delivered by an officer for and on behalf of the Company, and (ii) concurrently with each Program Sale, (x) an opinion of its English Counsel to the Depositary which addresses that subject to customary and appropriate assumptions and qualifications, (a) no consents, approvals, authorizations or orders are required by laws applicable to companies generally and no registrations or filings are required to be obtained by the Company under the laws of England applicable to companies generally from any governmental authorities or other regulatory agencies in England in connection with the issue and deposit of the Program Shares issuable upon delivery of a Program Issuance and Delivery Instruction in the manner contemplated in this Letter Agreement or the performance of this Letter Agreement by the Company, and (b) when Program Shares underlying any Program ADSs deliverable upon the Company’s delivery of a Program Issuance and Delivery Instruction have been allotted and issued for consideration in connection with the Company’s delivery of a Purchase Notice and valid entries in the books and registers of the Company have been made, the Program Shares will be validly issued, fully paid and non-assessable (it being understood that the term “nonassessable” has no recognised meaning under English law, and for the purposes of such opinion means that, under the Companies Act 2006 (as amended), the Articles and any resolution taken under the Articles approving the issuance of the Shares, no holder of the Shares is liable, solely because of such holder’s status as a holder of the Shares, for additional assessments or calls for further funds by the Company or any other person) and will rank pari passu and will be fully fungible with the other issued ordinary shares of £0.00001 each in the capital of the Company then held by the Custodian on behalf of the Depositary and underlying the ADSs then outstanding; and (y) a certificate signed by the Chief Executive Officer, Chief Financial Officer, or other duly authorized officer, in a form reasonably satisfactory to the Depositary, which states that at the time of delivery of such certificate, the Registration Statement is effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued, and no proceeding for that purpose will have been initiated or to the knowledge of the Company threatened.

5.                  Indemnification. In the event stamp duty (including any SDRT) is applicable to, or payable on, the issuance and deposit of Program Shares or issuance of Program ADSs hereunder, the Company hereby indemnifies the Depositary and the Custodian for, and holds the Depositary and the Custodian harmless against, all losses, liabilities, taxes, charges or expenses (including reasonable legal fees and disbursements), penalties and taxes incurred by the Depositary and/or by the Custodian or to which the Depositary and/or the Custodian may become subject to and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty, SDRT, or any other similar duty or tax on the issuance and deposit of Shares or issuance of Program ADSs upon the terms set forth herein, save to the extent that such losses, liabilities, taxes, charges or expenses are due to the negligence or bad faith of the Custodian or the Depositary.

6.                  Fees. The Company and the Depositary agree that the Company shall pay the Depositary a depositary fee of up to US$0.05 per Program ADS issued upon delivery of a Program Issuance and Delivery Instruction as prescribed in the Deposit Agreement.

7.                  Fractional Shares and Program ADSs. Notwithstanding anything to the contrary in the Deposit Agreement or this Letter Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Program ADSs upon the delivery of a Program Issuance and Delivery Instruction, and the Depositary shall not be required to accept, under any circumstances (i) any fraction of a Program Share, nor (ii) a number of Program Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Program ADS.

8.                  F-6 Registration Statement. The Depositary and the Company hereto confirm that a signed conformed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs by the Depositary.

9.                  Indemnification. The Company hereby acknowledges and agrees that its indemnification obligations contained in Section 5.8 of the Deposit Agreement shall, to the extent not unlawful, apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

10.              Miscellaneous.

(i)                 This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York. The parties hereby agree that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of, or in connection with, this Letter Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

(ii)              The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(iii)            This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(iv)             This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(v)               This Letter Agreement may be executed in counterparts (including by electronic means or .pdf), each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

FREELINE THERAPEUTICS HOLDINGS PLC

		By:	/s/ Stephen Diamond
		Name:	Stephen Diamond
		Title:	Senior Vice President and General Counsel

Accepted and Agreed
as of the date first written above
CITIBANK, N.A., as Depositary

By:	/s/ Leslie DeLuca
Name:	Leslie DeLuca
Title:	Attorney-in-Fact

EXHIBIT A

to

Letter Agreement, dated as of March 22, 2022

(the “Letter Agreement”), by and between

FREELINE THERAPEUTICS HOLDINGS PLC

and

CITIBANK, N.A.

_____________________

Program Issuance and Delivery Instruction

_____________________

[DATE]

LOC Issuance

Instruction # [●]

Citibank, N.A., as Depositary
388 Greenwich Street
New York, New York 10013
Attn.: Ms. Susanna Ansala (susanna.ansala@citi.com)

          Mr. Keith Galfo (keith.galfo@citi.com)

          Mr. Leslie DeLuca (leslie.deluca@citi.com)

           Mr. Joseph Connor (joseph.connor@citi.com)

           DR Broker Services (drbrokerservices@citi.com)

With a copy simultaneously delivered to:

Citibank, N.A., London Branch
25 Canada Square
Canary Wharf
London E14 5LB, England
Attn.: UK Custody Settlements

           Custody Team (uksettlements@citi.com)

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036

Attn: Jean-Claude Lanza (jlanza@pbwt.com)

          Daniel Graf (dgraf@pbwt.com)

          Jerry DeSantis (gdesantis@pbwt.com)

Freeline Therapeutics Holdings plc (CUSIP No.: 35655L 107) (Settlement Date: [●][●], 202[●])

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of August 11, 2020, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Freeline Therapeutics Holdings plc, a public limited company incorporated under the laws of England and Wales, and its successors (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Letter Agreement, dated as of March 22, 2022 (the “Letter Agreement”), by and between the Company and the Depositary, and (iii) that certain Purchase Agreement, dated as of March 18, 2022 (the “Purchase Agreement”), by and between the Company and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”). Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Letter Agreement.

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In accordance with the terms and subject to the limitations set forth in the Deposit Agreement as supplemented by the Letter Agreement, and promptly following the Depositary’s receipt of (i) confirmation from the Custodian that the Custodian has received a deposit of the number of Program Shares specified below by, or on behalf of, the Company, (ii) the opinion of the Company’s English Counsel (as defined in the Letter Agreement) in accordance with Section 4(ii)(x) of the Letter Agreement, and (iii) the Company certificate in accordance with Section 4(ii)(y) of the Letter Agreement, LPC and the Company hereby jointly instruct the Depositary, and the Depositary hereby agrees:

(i) to promptly accept for deposit the number of Program Shares and issue the number of Program ADSs in each case as specified below:

Number of Program Shares to be deposited:	____________ Program Shares
Number of Program ADSs (CUSIP No.: 35655L107; each Program ADS representing one (1) Share) to be issued:	____________ Program ADSs

and (ii) to promptly deliver such Program ADSs as follows:

Name of DTC Participant to which the Program ADSs are to be delivered:
DTC Participant Account No.:	_____________________________
Account No. for recipient of Program ADSs at DTC Participant (f/b/o information):	_____________________________
Name on whose behalf the above number of Program ADSs are to be issued and delivered:	_____________________________
Contact person at DTC Participant:	_____________________________
Daytime telephone number of contact person at DTC Participant:	_____________________________

 A-2

The Company hereby (i) confirms that no UK stamp duty (including any UK stamp duty reserve tax) are applicable to, or payable in connection with, the initial issuance of the Program Shares or the initial deposit of the Program Shares by the Company with the Custodian against issuance of the Program ADSs, and (ii) certifies that (A) the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act of 1933, as amended (the “Securities Act”), and (B) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Securities and Exchange Commission.

The Company hereby indemnifies the Depositary and the Custodian for, and holds the Depositary and the Custodian harmless against, all claims, losses, liabilities, damages, costs, charges or expenses (including reasonable legal fees and disbursements), penalties and taxes incurred by the Depositary and/or by the Custodian or to which the Depositary and/or the Custodian may become subject to and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty, stamp duty reserve tax, or any other similar duty or tax in connection with the initial issuance and deposit of the Shares and the issuance and delivery of the corresponding Program ADSs.

LPC hereby represents and warrants to the Depositary as of the date hereof that (i) it is not, and during the three months immediately prior to the date hereof was not, an “affiliate” of the Company, as such term is defined in Rule 144 under the Securities Act, (ii) LPC and any broker or dealer acting on LPC’s behalf will (a) comply with all applicable requirements of the Securities Act and the rules and regulations thereunder, and (b) comply with the plan of distribution set forth in the Company’s Prospectus (as defined in the Purchase Agreement). LPC is listed as a selling stockholder in the Prospectus. LPC acknowledges that it is responsible for complying with all applicable laws, rules and regulations relating to the offer and sale of the Program ADSs, including without limitation applicable “Blue Sky” or state securities laws.

LINCOLN PARK CAPITAL FUND, LLC	FREELINE THERAPEUTICS HOLDINGS PLC

By:	By:
Name:	Name:
Title:	Title:

A-3